EXHIBIT 99.2

NEWFIELD EXPLORATION COMPANY
2009 NON-EMPLOYEE DIRECTOR RESTRICTED STOCK PLAN

I. PURPOSE OF THIS PLAN

This Newfield Exploration Company 2009 Non-Employee Director Restricted Stock Plan (this “Plan”) is intended to promote the interests of Newfield Exploration Company, a Delaware corporation (the “Company”), by enhancing the ability of the Company to attract and retain the services of individuals as directors of the Company who are essential for the growth and profitability of the Company.

II. DEFINITIONS

Unless the context otherwise indicates, the following definitions shall apply to this Plan:

(a) “2000 Plan” means the Company’s 2000 Non-Employee Director Restricted Stock Plan, as amended.

(b) “Award Amount” means (i) with respect to an Annual Grant, (A) on the date of the Company’s 2009 annual meeting of stockholders, $100,000 and (B) with respect to each future annual meeting of stockholders, an amount determined in advance of such meeting by resolution of the Committee and (ii) with respect to a New Director Grant, the lowest Award Amount for the most recent Annual Grant. If the Chairman of the Board of the Company is a Non-Employee Director at the time of an Annual Grant, the Award Amount for such director may be greater than the Award Amount for the other Non-Employee Directors (any such greater amount, an “Annual Chairman Grant”).

(c)  “Board” means the Board of Directors of the Company.

(d)	“Committee” means the Nominating & Corporate Governance Committee of the Board.

(e)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(f) “Disability” means the inability to perform duties and services as a director of the Company by reason of a medically determined physical or mental impairment supported by medical evidence which in the opinion of the Committee can be expected to result in death or which can be expected to last for a continuous period of not less than 12 months.

(g)  “Fair Market Value” means as of any specified date, the closing price of the Stock on the New York Stock Exchange (or, if the Stock is not then listed on such exchange, such other national securities exchange on which the Stock is then listed) on that date, or if no prices are reported on that date, on the last preceding date on which such prices of the Stock are reported.

(h) “Forfeiture Restrictions” means the conditions applicable to Restricted Shares, including the prohibitions against sale or other disposition of Restricted Shares and the corresponding obligation of the Non-Employee Director to forfeit his or her ownership of or right to such shares and to surrender such shares to the Company if the Non-Employee Director fails to satisfy such conditions.

(i) “Non-Employee Director” means a director of the Company who is not otherwise an employee of the Company or any of its Subsidiaries.

(j) “Restricted Shares” means shares of Stock granted under this Plan that are subject to Forfeiture Restrictions.

(k) “Rule 16b-3” means Rule 16b-3 promulgated by the Securities and Exchange Commission under the Exchange Act or any successor rule or regulation thereto as in effect from time to time.

(l) “Stock” means the Common Stock, par value $.01 per share, of the Company and may consist of authorized but unissued shares of Stock or previously issued shares of Stock reacquired and held by the Company or any of its Subsidiaries.

(m) “Subsidiary” means any subsidiary corporation as defined in section 424(f) of the Internal Revenue Code of 1986, as amended.

III. ADMINISTRATION OF THIS PLAN

This Plan shall be administered by the Committee. The Committee is authorized to interpret this Plan and may from time to time adopt such rules, regulations, forms and agreements, consistent with the provisions of this Plan, as it may deem advisable to carry out this Plan.

IV. ELIGIBILITY OF NON-EMPLOYEE DIRECTORS

Restricted Shares shall be issued under Paragraph VI of this Plan only to individuals who are Non-Employee Directors. Restricted Shares may not be granted to a Non-Employee Director if such director has been an employee of the Company or any of its Subsidiaries for any part of the calendar year preceding the calendar year in which such grant is to be made.

V. SHARES SUBJECT TO THIS PLAN

The aggregate number of shares of Stock that may be issued under this Plan may not exceed 200,000 shares. Any of such shares that remain unissued at the termination of this Plan shall cease to be subject to this Plan. If shares issued under Paragraph VI of this Plan are forfeited to the Company, such shares shall again become available for issuance under this Plan to the extent permissible under Rule 16b-3. The aggregate number of shares that may be issued under this Plan shall be adjusted to reflect a change in capitalization of the Company, such as stock dividends or stock splits. Until termination of this Plan, the Company shall make available at all times a sufficient number of shares to meet the requirements of this Plan.

VI. GRANTS OF RESTRICTED SHARES AND FORFEITURE RESTRICTIONS

(a) Grants of Restricted Shares.  Subject to the limitation of the number of shares of Stock set forth in Paragraph V, (i) as of the date of the annual meeting of stockholders of the Company in each year that this Plan is in effect as provided in Paragraph VIII hereof, each Non-Employee Director who is in office immediately after such meeting shall receive a number of Restricted Shares determined by dividing (A) the applicable Award Amount for such Non-Employee Director by (B) the Fair Market Value on the date of the annual meeting of stockholders, rounded down to the nearest whole number, subject to the terms set forth below (an “Annual Grant”), (ii) each Non-Employee Director who is appointed to the Board by the Board for the first time after the 2009 annual meeting of stockholders (and not in connection with an annual meeting of stockholders) shall receive, without the exercise of the discretion of any persons or person, a number of Restricted Shares determined by dividing (A) the applicable Award Amount by (B) the Fair Market Value on the effective date of his or her appointment as a director, rounded down to the nearest whole number, effective as of his or her date of appointment as a director, subject to the terms set forth below (a “New Director Grant”) and (iii) the Committee may grant any Non-Employee Director who is appointed Chairman of the Board of the Company for the first time after the 2009 annual meeting of stockholders a number of Restricted Shares determined by the Committee at the time of such appointment (a “New Chairman Grant”). Any nominee Non-Employee Director may make an irrevocable written election in advance of election or appointment to the Board not to receive a grant of Restricted Shares pursuant to this Paragraph VI(a)).

(b) Forfeiture Restrictions and Other Terms and Conditions. The following provisions are applicable to the Restricted Shares issued pursuant to Paragraph VI(a):

                (i) Restricted Shares shall not be sold, assigned, pledged, or otherwise transferred to the extent then subject to the Forfeiture Restrictions.

(ii) The Forfeiture Restrictions shall lapse as to each grant of Restricted Shares on the day before the date of the first annual meeting of stockholders following the date of issuance of such Restricted Shares, provided that the lapse conditions described below have been satisfied.

         (iii) The Forfeiture Restrictions shall lapse as provided above only if (A) with respect to an Annual Grant or a New Director Grant, the Non-Employee Director to whom the Restricted Shares were granted remains a Non-Employee Director of the Company continuously from the date of issuance of the Restricted Shares through such lapse date and (B) with respect to an Annual Chairman Grant or a New Chairman Grant, the Non-Employee Director to whom the Restricted Shares were granted remains a Non-Employee Director and Chairman of the Board of the Company continuously from the date of issuance of the Restricted Shares through such lapse date; provided, however, that, in each of the foregoing cases, if a Non-Employee Director terminates as a director by reason of death or Disability, the Forfeiture Restrictions on all Restricted Shares issued to such Non-Employee Director shall lapse as of the date of his or her termination as a director. To the extent that the lapse conditions are not satisfied as of a given lapse date, the Non-Employee Director shall for no consideration forfeit and surrender to the Company all of the Restricted Shares that are then subject to Forfeiture Restrictions.

(iv) Restricted Shares shall be evidenced by the issuance of a stock certificate, which shall be registered in the name of the Non-Employee Director and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Shares.  The Company shall retain custody of the stock certificate until the Forfeiture Restrictions lapse. Promptly after the Forfeiture Restrictions lapse, the Company shall deliver such stock certificate to the Non-Employee Director.

(v) If the number of shares of Stock available for grants under this Plan is insufficient to make all grants provided for in this Paragraph VI, then (A) all Non-Employee Directors who are entitled to a grant shall share pro rata, based on the Award Amount of each such Non-Employee Director, in the number of shares of Stock then available for grant, if any, (B) no Non-Employee Director shall have the right to receive a grant with respect to any deficiency in the number of available shares of Stock and (C) no further grants under this Paragraph VI shall thereafter be made.

(vi) It is intended that this Plan meet the requirements of Rule 16b-3 and that any Non-Employee Director who is eligible to receive a grant of Restricted Shares or to whom a grant of Restricted Shares is made pursuant to this Paragraph VI will not for such reason cease to be a “disinterested person” within the meaning of Rule 16b-3 with respect to this Plan and other stock-related plans of the Company.

VII. SHARES RECEIVED IN REORGANIZATION OR STOCK SPLIT

The prohibitions of Paragraph VI shall not apply to the transfer of Restricted Shares pursuant to a plan of reorganization of the Company, but the stock or securities received in exchange therefor, and any Stock received as a result of a stock split or stock dividend with respect to Restricted Shares, shall also become Restricted Shares subject to the Forfeiture Restrictions and provisions governing the lapsing of such Forfeiture Restrictions applicable to the original shares granted to the Non-Employee Director for all purposes of this Plan and the certificates representing such additional shares shall be legended to show such restrictions. Notwithstanding the foregoing, if (a) the Company shall not be the surviving entity in any merger or consolidation (or survives only as a subsidiary of an entity other than an entity that was previously wholly owned by the Company), (b) the Company sells, leases or exchanges or agrees to sell, lease or exchange all or substantially all of its assets to any other person or entity (other than a wholly owned subsidiary of the Company) or (c) the Company is to be dissolved and liquidated, then effective as of the effective date of such merger, consolidation, dissolution and liquidation, or sale, all Forfeiture Restrictions on all Restricted Shares shall lapse.

VIII. TERM OF PLAN

This Plan shall be effective upon its approval by the stockholders of the Company at the Company’s 2009 annual meeting of stockholders. If so approved, (a) grants shall be made to the Non-Employee Directors elected or re-elected as directors of the Company at such annual meeting under Paragraph VI and (b) the 2000 Plan shall terminate without any further action by the Board.  If this Plan is not approved by the stockholders of the Company at the Company’s 2009 annual meeting of stockholders, this Plan shall not take effect and shall be void and the 2000 Plan shall remain in effect in accordance with its terms. Unless sooner terminated under the provisions of Paragraph XI, no Restricted Shares shall be issued under Paragraph VI after the expiration of ten years from the effective date of this Plan.

IX. RIGHTS AS STOCKHOLDER

Upon issuance of Restricted Shares to a Non-Employee Director, except with respect to the Forfeiture Restrictions, such Non-Employee Director shall have all the rights of a stockholder of the Company with respect to such Restricted Shares, including the right to vote such Restricted Shares and to receive all dividends or other distributions paid with respect to such Restricted Shares.

X. WITHHOLDING TAX

To the extent the issuance of shares of Stock or the lapse of Forfeiture Restrictions results in the receipt of compensation by a Non-Employee Director, the Company is authorized to withhold from any other cash compensation then or thereafter payable to such Non-Employee Director any tax required to be withheld by reason of the receipt of compensation resulting from the issuance of shares or the lapse of Forfeiture Restrictions.

Alternatively, a Non-Employee Director may authorize the Company to retain or withhold sufficient shares of Stock otherwise receivable by the Non-Employee Director from the Company with respect to Restricted Shares or may deliver to the Company sufficient shares of Stock to enable the Company to satisfy any such withholding requirement.

XI. AMENDMENT OR TERMINATION OF PLAN

The Board in its discretion may terminate this Plan at any time with respect to any shares of Stock that are not then subject to an outstanding grant of Restricted Shares. The Board shall have the right to alter or amend this Plan or any part hereof from time to time; provided that no change may be made that would impair the rights of a Non-Employee Director to whom Restricted Shares have theretofore been granted without the consent of such Non-Employee Director; and provided further that the Board may not make any alteration or amendment that would materially increase the benefits accruing to participants under this Plan, increase the aggregate number of shares of Stock that may be issued under this Plan (other than an increase reflecting a stock dividend, stock split or similar recapitalization of the Company), change the class of individuals eligible to receive Restricted Shares or extend the maximum period during which Restricted Shares may be granted without the approval of the stockholders of the Company. Notwithstanding the foregoing, this Plan shall not be amended more than once every six months other than to comport with changes in the Internal Revenue Code of 1986, as amended, and the Employee Retirement Income Security Act of 1974, as amended, or the regulations issued thereunder.

XII. GOVERNMENT REGULATIONS

Notwithstanding any provisions hereof to the contrary, the obligations of the Company to deliver shares of Stock under this Plan shall be subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges on which the Stock is traded.

4